Exhibit 4.2

NORBORD INC.

EMPLOYEE SHARE SAVINGS PLAN

amended and restated as of May 31, 2016

1.	PURPOSE

The purpose of this Plan is to enable employees to obtain a degree of company ownership by the acquisition of Shares via payroll deductions supplemented with financial assistance provided by the Participating Company.

2.	DEFINITIONS

As hereinafter used in the Plan:

(a)	“Account” means the account maintained by the Service Provider for each Member in accordance with paragraph 8.

(b)	“Annual Bonus Pay” means the amount of remuneration received by the Employee as annual incentive bonus pay from a Participating Company pursuant to the Annual Incentive Plan, the Profit Sharing Plan or any other annual incentive plan as determined by the Company from time to time.

(c)	“Basic Contributions” means contributions under the Plan which are made by the Member of up to 5% of Earnings and up to 5% of Annual Bonus Pay, pursuant to the provisions of paragraph 5.

(d)	“Blackout Period” means any period during which a policy of the Company prevents an Employee from trading in Shares.

(e)	“Company” means Norbord Inc.

(f)	“Company Contributions” means contributions under the Plan which are made by the Participating Company in respect of a Member pursuant to the provisions of paragraph 6.

(g)	“Earnings” means the amount of remuneration received by the Employee as base pay, base hourly wages and overtime pay from a Participating Company and any additional components determined by the Company from time to time.

(h)	“Employee” means a person who is employed on a salaried basis by a Participating Company and designated as an employee for purposes of the Plan; provided that, individuals receiving base hourly wages from any Participating Company in Quebec shall be deemed to be Employees and provided further that, individuals employed by a Participating Company existing under the laws of any U.S. state shall only be considered Employees if they are management level employees.

(i)	“Member” means an Employee who has elected to participate in the Plan pursuant to the provisions of paragraph 4.

(j)	“NEO” has the meaning ascribed thereto in Form 51-102F6 of National Instrument 51-102 – Continuous Disclosure Obligations.

(k)	“Participating Company” means and includes the Company and any corporation which (i) is a subsidiary of the Company, and (ii) has elected to participate in the Plan with the consent of the Company.

(l)	“Plan” means this Norbord Inc. Employee Share Savings Plan, as may be amended or restated from time to time.

(m)	“Service Provider” means the Manufacturers Life Insurance Company or such other person appointed by the Company from time to time to administer the Participants’ Accounts and the purchase of Shares hereunder.

(n)	“Shares” means the common shares in the capital of the Company and includes fractions thereof.

(o)	“Supplemental Contribution” means contributions under the Plan which are made by the Member over and above the Basic Contributions up to a maximum of 5% of Earnings and 5% of Annual Bonus Pay (or, in the case of an NEO, up to a maximum of 10% of Earnings and 10% of Annual Bonus Pay), which are not matched by the Participating Company.

(p)	“Year of Service” in respect of a particular Employee, means the twelve month period beginning on the Employee’s most recent date of hire by the Participating Company. If an Employee terminates employment and is subsequently rehired by the Participating Company, the Employee’s original period of service with the Participating Company shall not be included in the calculation of a Year of Service for the purposes of this Plan.

3.	ELIGIBILITY

Unless otherwise determined in the sole and absolute discretion of the Company from time to time, an Employee who has completed one continuous Year of Service shall be eligible to participate in the Plan.

4.	PARTICIPATION

(a)	Participation in the Plan shall be entirely voluntary and shall not be construed to give any Employee the right to be employed or to continue to be employed by the Participating Company.

(b)	An Employee who is eligible may elect to participate in the Plan by submitting the enrolment form prescribed from time to time by the Company indicating his or her desired level of contribution in accordance with the provisions of paragraph 5, and such enrolment form shall for all purposes be deemed to be an application to participate in the Plan and an agreement by the Participant to the terms and conditions of the Plan.

(c)	Participation will commence the first day of the month coincident with or directly following satisfaction of eligibility and enrolment requirements.

5.	CONTRIBUTIONS BY MEMBERS

(a)	Basic Contributions and Supplemental Contributions under the Plan shall be made by Members by means of regular payroll deductions as designated to the applicable payroll centre by the Member.

(b)	Upon enrollment, a Member shall indicate that whole percentage of his or her Earnings and Annual Bonus Pay which is to be deducted by the Participating Company as Basic Contributions and Supplemental Contributions and remitted to the Service Provider on behalf of the Member. A Member’s contribution level for the purposes of Basic Contributions through payroll deductions cannot exceed five percent (5%) of Earnings and five percent (5%) of Annual Bonus Pay, and together with any Supplemental Contributions cannot exceed ten percent (10%) of Earnings and ten percent (10%) of Annual Bonus Pay. Notwithstanding the foregoing, an NEO’s Basic Contributions together with any Supplemental Contributions cannot exceed fifteen percent (15%) of Earnings and fifteen percent (15%) of Annual Bonus Pay. A Member’s designated Basic Contributions and Supplemental Contributions shall not be effective with respect to any calendar month unless his or her enrollment is received by the payroll centre at the appropriate location 15 days prior to the commencement of such calendar month (or within such other timeframe as determined by the Company from time to time). A Member’s level of contribution shall remain in effect until it is changed or revoked in the prescribed manner.

(c)	A Member may:

(i)	subject to paragraph 7, change the level of contribution on only two occasions during a calendar year, and can only do so by providing instructions in the prescribed manner indicating the appropriate change and commencement date at least 15 days prior to the month affected; and

(ii)	withdraw the entire or any portion of the share balance in the Member’s Account as provided in paragraph 11;

(d)	Upon ceasing to be employed by a Participating Company, the Member will automatically terminate membership in the Plan and receive a distribution of his or her Account as provided in paragraph 11.

6.	CONTRIBUTIONS BY THE PARTICIPATING COMPANY

Company Contributions shall be made under the Plan coincident with the Basic Contributions being credited to the Member’s Account in respect of each Member who is an Employee. This Company Contribution is equal to 30% of the amount of Basic Contributions made in accordance with paragraph 5 by that Member.

7.	BLACKOUT PERIODS

Notwithstanding any other provision of this Plan, if a Blackout Period is in effect which is applicable to an Employee, such Employee may not enroll in the Plan or make any changes to, or terminate, his or her Basic Contributions or Supplemental Contributions until the first day following the end of the Blackout Period.

8.	ACCOUNTS AND ALLOCATIONS TO PARTICIPANTS

(a)	The Service Provider shall establish and maintain a separate Account for each Member showing the total number of Shares and fractions thereof purchased on his or her behalf and the total amount of contributions and other amounts allocated to the Member’s Account. The amount of each Member’s Account at any time shall be the total number of Shares and fractions thereof then held in such Account. The allocated purchase value of such Shares and fractions thereof will be the price paid for the Shares in the open market.

(b)	All contributions to the Plan shall be forwarded by the payroll centres in a timely manner following each pay period to the Service Provider and shall be allocated by the Service Provider to the Accounts of the Members at the time such contributions are received by the Service Provider.

(c)	All income received in respect of the Shares held in the Account of a Member shall be allocated by the Service Provider to the Member at the time such income is received by the Service Provider.

(d)	The Service Provider shall further identify all contributions and income from Shares purchased therefrom in respect of each Member’s Account on the following basis:

(i)	Basic Contributions and income from Shares purchased therefrom to a Member’s Account.

(ii)	Company Contributions and income from Shares purchased therefrom to a Member’s Account.

(iii)	Supplemental Contributions and income from Shares purchased therefrom to a Member’s Account.

9.	VESTING

All Basic Contributions, Supplemental Contributions and Company Contributions allocated to a Member’s Account and all Shares purchased by the Service Provider with such contributions shall vest irrevocably in that Member immediately upon being so allocated or purchased.

10.	PURCHASE OF SHARES

Amounts allocated in accordance with paragraph 8 to the Account of a Member shall be used by the Service Provider to purchase Shares on behalf of the Members as soon as practicable following receipt thereof, which Shares shall be purchased on the open market. The price paid for Shares purchased by the Service Provider on the open market shall be the market price at the time of acquisition. The Service Provider shall control the time, amount and manner of all purchases of Shares under the Plan. The Service Provider shall purchase the Shares through the facilities of Toronto Stock Exchange for Members resident in Canada and through the facilities of the primary U.S. stock exchange on which the Shares are listed for trading for Members resident in the U.S.

All Shares purchased by the Service Provider pursuant to the provisions of this paragraph 10 shall be held by the Service Provider on behalf of and for the benefit of the applicable Member, and the certificates in respect thereof shall be registered in the name of the Service Provider or its nominee.

All rights with respect to Shares held in a Member’s Account by the Service Provider on behalf of a Member, including rights of conversion and voting, shall be exercisable by the Member, upon instruction to the Service Provider, and any income payable on such Shares shall be credited to the Member’s Account, even though such Shares are held by the Service Provider on behalf of the Member. Whole Shares held in a Member’s Account will be voted in accordance with the directions, if any, of the Member.

Further, the Shares held on behalf of a Member in the Member’s Account may be distributed to the Member as provided in paragraph 11. As long as Shares are held by the Service Provider on behalf of a Member, all dividends (net of any applicable withholding taxes) will be reinvested in the Member’s Account for the further purchase of Shares.

11.	PAYMENTS OUT OF THE PLAN

(a)

A Member may, on only two occasions during a calendar year, elect to receive distribution of part or all of the balance of Shares in the Member’s Account as cash in lieu of Shares or fractions thereof equal to the proceeds received by the Service Provider in respect of the sale of such Shares. Instruction to sell Shares must be received by the Service Provider at least three business days prior to such date. Such distribution shall be subject to such reasonable administrative requirements as the Service Provider may impose and shall serve to reduce that Member’s Account.

(b)	A Member may direct the Service Provider to distribute part or all of the Share balance in the Member’s Account in specie on only two occasions during a calendar year.

(c)	The Member may continue to be considered a Member of the Plan, after distribution of Shares or cash, provided that there is some credit balance remaining in his or her Account. Contributions shall be recommenced on the pay period following withdrawal unless the Member issues other instructions to the appropriate payroll centre.

(d)	Within 90 days of a Member ceasing to be employed by a Participating Company, the Member (or his or her legal representative, if applicable) must direct the Service Provider in the prescribed manner to distribute all of the Share balance in the Member’s Account in specie (or as cash in lieu of Shares) plus cash in lieu of fractions thereof held in the Member’s Account. If the Member (or his or legal representative, if applicable) does not provide a direction in the prescribed manner to the Service Provider within such 90 day period, the Member will be deemed to have elected to receive cash in lieu of Shares held in the Member’s Account. Upon receipt of instruction for distribution in specie, the Share certificates shall be registered in the name of the Member or as the Member may otherwise instruct. In the case of a Member requesting cash in lieu of whole or fractions of Shares, the Shares will be valued as provided in subparagraph (a).

(e)	If a Member is on a leave of absence approved by a Participating Company, the Member’s participation in the Plan shall be suspended until the Member’s return and no contributions will be made on that Member’s behalf during any such leave of absence.

12.	THE STATEMENT

The Service Provider shall provide each Member with a statement at least once annually or as otherwise instructed by the Company outlining any and all accumulation or changes in the Member’s Account.

13.	THE SERVICE PROVIDER

The Service Provider shall be appointed by the Company. The Company may at any time or times remove any Service Provider so appointed and may appoint a successor or successors to fill any vacancy created by any reason whatever.

14.	MEMBER’S RIGHT NOT TRANSFERABLE OR ASSIGNABLE

Except as otherwise provided herein:

(a)	No right or interest of any Member in any of the Shares or other assets held by the Service Provider on his or her behalf under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner except pursuant to the laws of descent and distribution.

(b)	No attempted assignment or transfer thereof shall be effective.

15.	INTERPRETATION AND REGULATIONS

(a)	The Company may make, amend, and repeal at any time and from time to time such regulations not inconsistent herewith, as it may deem necessary or advisable for the purchase of Shares under the Plan, the carrying out of any sales made pursuant to the Plan and generally for the proper administration and operation of the Plan. In particular, the Company may delegate to any person, group of persons or corporation, such administrative duties and powers as it may see fit.

(b)	The Company may:

(i)	amend the Plan at any time, provided that no such amendment will, without the consent of a Member, decrease the accrued benefit of such Member under the Plan.

(ii)	discontinue the Plan at any time.

(c)	Notwithstanding the foregoing clauses 15(a) and 15(b), the Company shall have the power to interpret the provisions of the Plan and to make regulations and formulate administrative provisions for carrying them out and to make such changes in the Plan and in the regulations and administrative provisions as, from time to time, the Company deems proper and in its best interests, and the Service Provider shall observe same. All decisions and interpretations of the Company respecting the Plan and all rules and regulations made from time to time pursuant hereto, shall be binding and conclusive on the Company and on all Members in the Plan and their respective legal representatives and on all Employees eligible to participate in the Plan.

(d)	All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties required and the verb shall be read and construed as agreeing with the required word and pronoun.

16.	COSTS

Except as otherwise provided herein, all costs of administering the Plan and brokerage fees for the purchase of Shares hereunder will be paid for by the Company. Brokerage fees and other administrative costs for the sale or withdrawal of Shares must be paid for by the Member.

17.	BROKER

The broker used in conjunction with this Plan will be selected by the Service Provider subject to approval by the Company.

18.	TAXES

It is the responsibility of the Member to complete and file any tax returns and pay all taxes that may be required under Canadian, U.S. or other tax laws within the periods specified pursuant to those laws as a result of the Member’s participation in the Plan. No Participating Company shall be held responsible for any tax consequences to a Member as a result of the Member’s participation in the Plan. The Participating Company is entitled to deduct any applicable withholding taxes from the Member’s base salary, hourly wages or other amounts payable or credited hereunder and remit such deductions to the applicable taxing authority in order to comply with any applicable tax laws.

19.	RIGHTS OF COMPANY

The provisions contained in this Plan and any rights available hereunder shall not affect in any way the right of the Company or its shareholders or affiliates to take any action, including any change in the Company’s capital structure or its business, or any acquisition, disposition, amalgamation, combination, merger or consolidation, or the creation or issuance of any bonds, debentures, shares or other securities of the Company or of an affiliate thereof or the determination of the rights and conditions attaching thereto, or the dissolution or liquidation of the Company or of any of its affiliates or any sale or transfer of all or any part of their respective assets or businesses, whether or not any such corporate action or proceeding would have an adverse effect on this Plan or any rights hereunder.

20.	MARKET FLUCTUATIONS

No amount will be paid to, or in respect of, a Member under this Plan (including any Shares that have not been issued), to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Member for such purpose. Neither the Company nor the Service Provider makes any representations or warranties to Members with respect to this Plan or the Shares whatsoever. In seeking the benefits of participation in this Plan, a Member agrees to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the rights hereunder.

21.	UNFUNDED AND UNSECURED PLAN

This Plan shall be unfunded and the Participating Companies will not secure their respective obligations under this Plan. To the extent any Member or his or her estate holds any rights under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the applicable Participating Company.

22.	NON-EXCLUSIVITY

Nothing contained in this Plan prevents a Participating Company from adopting other or additional compensation arrangements for the benefit of any Member, subject to any required regulatory or shareholder approval.

23.	OTHER EMPLOYEE BENEFITS

The amount of any compensation deemed to be received by a Member as a result of participating in the Plan will not constitute compensation with respect to which any other employee benefits of that Member are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Participating Company in writing.

24.	APPLICABLE LAW

The laws of the Province of Ontario and the laws of Canada applicable therein shall apply to this Plan, any amendments thereto, and the administration thereof and all rights and obligations thereunder shall be determined in accordance with such laws.